MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 800 468 3785]

[www.mutualofamerica.com]

GROUP ANNUITY APPLICATION – SECTION 457 DEFERRED COMPENSATION

CONTRACT HOLDER:

ADDRESS:

EMPLOYER:

EMPLOYER IDENTIFICATION NUMBER:

PLAN:

The Contract Holder named above applies for a 457 deferred compensation group annuity contract with Mutual of America Life Insurance Company to be used as the funding vehicle for the Section 457 eligible deferred compensation plan indicated above.

The Contract Holder represents that the Plan set forth is intended to be an eligible deferred compensation plan above which meets the requirements of Internal Revenue Code 457(b).

This application signed at                                                                                        on                                             , in the year                    .

                                                             City                                       State

CONTRACT HOLDER

By:

Title:

AMOUNTS HELD IN CONNECTION WITH THE CONTRACT APPLIED FOR MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR IN THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH SAID CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT.

457-APP-2009